AMENDMENT NO. 1 TO AMENDED AND RESTATED MASTER TRUST AGREEMENT1

This AMENDMENT NO. 1 TO MASTER TRUST AGREEMENT (“Amendment No. 1”) is made effective as of August 26, 2016 (“Amendment Effective Date”) by and between MoneyGram Payment Systems, Inc. (“MoneyGram”), a Delaware corporation with a principal place of business at 2828 N. Harwood, Dallas, TX 75201 and Wal-Mart Stores, Inc. (“Walmart”), a Delaware corporation, with a principal place of business at 702 SW 8th Street, Bentonville, AR 72716. MoneyGram and Walmart are collectively referred to in this Amendment No. 1 as the “Parties” and each individually as a “Party.

WHEREAS, MoneyGram and Walmart effective February 1, 2016 entered into that certain Amended and Restated Master Trust Agreement (“Agreement”) pursuant to which, among other things, MoneyGram appointed Walmart as its limited agent and authorized delegate for the sole purpose of offering and selling Services;

WHEREAS, MoneyGram and Walmart now desire to amend the Agreement as of the Amendment Effective Date as set forth in this Amendment No. 1;

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the Parties agree as follows:

1.    Capitalized terms used in this Amendment No. 1 and not specifically defined in this Amendment No. 1 shall have the meaning set forth in the Agreement.

2.    Section 16(a) and 16(b) of the Agreement are deleted in their entirety and replaced by the following:

16.    Indemnification.

(a)    Walmart will reimburse, defend, indemnify and hold harmless MoneyGram against all third party losses, claims, demands, actions, suits, proceedings, judgments or government investigations, including costs, expenses, and reasonable attorneys’ fees, with interest, incurred by MoneyGram as a result, in whole or part, of (i) Walmart’s breach of the Agreement, including any noncompliance with Applicable Law by Walmart unless such noncompliance resulted from reliance on directions provided by MoneyGram or reliance on any policies of MoneyGram (including the MoneyGram Compliance Policies, the MoneyGram Fraud Policies and MoneyGram Anti-Corruption Policies) or unless such noncompliance relates to a claim that Walmart has failed or is failing to comply with any state provision of Applicable Law regarding the commingling of funds, (ii) Walmart’s acts or omissions in performing the Services, and (iii) any infringement of any patent or other intellectual property right of any third party resulting from the use of the Walmart Technology or relating to the Walmart Content (as defined in Section 6 of the Attachment M - Co-Branded MTaaS Website Addendum). Walmart’s indemnification obligations shall survive any termination of this Agreement.

[1]     The appearance of [*] denotes confidential information that has been omitted from this Exhibit 10.1 and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request under Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

1

(b)    MoneyGram will reimburse, defend, indemnify and hold harmless Walmart against all third party losses, claims, demands, actions, suits, proceedings, judgments or government investigations, including costs, expenses and reasonable attorneys’ fees, with interest, incurred by Walmart as a result, in whole or in part, of (i) MoneyGram’s breach of the Agreement, including any non-compliance with Applicable Law by MoneyGram in connection with the Services, the MoneyGram Services (as defined in Attachment M - Co-Branded MTaaS Website Addendum), or the MTaaS Co-Branded Services (as defined in Attachment M - Co-Branded MTaaS Website Addendum); (ii) MoneyGram’s acts or omissions in performing the Services, the MoneyGram Services (as defined in Attachment M - Co-Branded MTaaS Website Addendum, or the MTaaS Co-Branded Services (as defined in Attachment M - Co-Branded MTaaS Website Addendum), including, without limitation, any marketing of or communications to consumers regarding any MTaaS Co-Branded Services; (iii) any claim that the MoneyGram Software or the MG Money Transfer System, or Walmart’s use of the MoneyGram Software or MG Money Transfer System, as authorized by MoneyGram in connection with this Agreement and any Attachment, violates or infringes upon any patent or other intellectual property or proprietary rights of any third party, (iv) any claim that the MoneyGram Technology (as defined in Attachment M - Co-Branded MTaaS Website Addendum) or any modifications made by MoneyGram or its Affiliates to the MoneyGram Technology, any new technology created by MoneyGram or its Affiliates in connection with establishing, developing or administering the MTaaS Co-Branded Site (as defined in Attachment M - Co-Branded MTaaS Website Addendum), or the MoneyGram Content as defined in Attachment M - Co-Branded MTaaS Website Addendum) violates or infringes upon any patent or other intellectual property, proprietary rights or privacy rights of any third party; or (v) any claim that Walmart has failed or is failing to comply with any state provision of Applicable Law regarding the commingling of funds. MoneyGram’s indemnification obligations shall survive the termination of this Agreement.

3.    The “List of Attachments” page of the Agreement immediately following the signature page is amended to delete the description opposite “Attachment M” to “CO-BRANDED WEBSITE ADDENDUM” and to insert the following: “CO-BRANDED MTaaS WEBSITE ADDENDUM.”

4.    Attachment M, “CO-BRANDED WEBSITE ADDENDUM” of the Agreement is deleted in its entirety and replaced by the Attachment M, CO-BRANDED MTaaS WEBSITE ADDENDUM” that is attached to this Amendment No. 1 and incorporated into this Amendment No. 1 by this reference.

5.    Each Party acknowledges and agrees that each and every provision of this Amendment No. 1, including the recitals and any “whereas” clauses, is contractual in nature and binding on the Parties. Except as expressly set forth in this Amendment No. 1, nothing in this Amendment No. 1 will modify, alter or amend any provision or term of the Agreement.

[*] Please refer to footnote on page 1 of this Exhibit 10.1.

IN WITNESS HEREOF, the Parties have caused this Amendment No. 1 to be executed by their fully authorized representatives as of the Amendment Effective Date.

WAL-MART STORES, INC.	MONEYGRAM PAYMENT SYSTEMS, INC.
By: /s/ Daniel J. Eckert______________	By: /s/ W. Alexander Holmes__________
Name: Daniel J. Eckert	Name: W. Alexander Holmes
Title: Senior Vice President, Walmart Services Date: August 26, 2016	Title: Chief Executive Officer Date: August 26, 2016

[*] Please refer to footnote on page 1 of this Exhibit 10.1.

ATTACHMENT M

CO-BRANDED MTaaS WEBSITE ADDENDUM

THIS CO-BRANDED MTaaS WEBSITE ADDENDUM (this “Addendum”), is attached to and a part of that Amended and Restated Master Trust Agreement effective February 1, 2016 between the Parties (as amended, “Agreement”).

RECITALS

WHEREAS, MoneyGram is a provider of money transfer services, including without limitation, through MoneyGram’s website located at the Uniform Resource Locator (“URL”) www.moneygram.com and its subdomains (the “MoneyGram Site”);

WHEREAS, Walmart owns and operates the Internet-based retail website located at the URL
www.Walmart.com and its subdomains (the “Walmart.com Site”);

WHEREAS, the Parties wish to maintain a co-branded website accessible from the Walmart.com Site through which MoneyGram can provide Walmart.com Site users with MTaaS Co-Branded Services (the “MTaaS Co-Branded Site”);

NOW, THEREFORE, the Parties agree that this Addendum supplements the Agreement to add the following:

1.    Relation to Agreement.

(a)    Except as provided in Sections 1(b) and 1(c) of this Addendum, this Addendum shall be subject to the terms and conditions of the Agreement, and (i) all references in the Agreement to the “Agreement” shall be deemed to include this Addendum; and (ii) all references in the Agreement to the “Services” shall include the MTaaS Co-Branded Services. In the event of any conflict between the terms of this Addendum and the terms of the Agreement, the terms of this Addendum shall apply.

(b)    Notwithstanding any provision of the Agreement to the contrary, the Parties agree that Walmart is not authorized to act as, and shall not act as, MoneyGram’s agent or authorized delegate for purposes of the MTaaS Co-Branded Services. Accordingly, all references in the Agreement to Walmart acting as an agent or an authorized delegate for MoneyGram shall not apply to this Addendum or the MTaaS Co- branded Services.

(c)    In addition, and notwithstanding the generality of Section 1(b) of this Addendum, the following provisions of the Agreement shall not apply to this Addendum or the MTaaS Co-Branded Services: Sections 1(b), 1(c) (except for the definition of “Agent Location” therein), 2, 3(a)(i), 3(b), 3(c), 3(d), 3(e), 3(f), 5, 10, 14, and 17.

2.    Definitions.

Capitalized terms used and not otherwise defined herein have the meaning provided in the Agreement.
“ACH Service” shall mean the Co-Branded MTaaS Services funded through the use of the customer’s bank account through an Automated Clearing House (“ACH”) transaction offered to customers internally.
“Addendum” has the meaning provided in the introductory paragraph.
“CAN-SPAM” has the meaning provided in Section 10(b).

[*] Please refer to footnote on page 1 of this Exhibit 10.1.

“Co-branded Customer” shall mean any customer that has made a Transaction through the MTaaS Co-branded Site.

“Co-branded Privacy Policy” has the meaning provided in Section 5(a).

“Commission Report” has the meaning provided in Section 12(e).
“Completed Transaction” shall mean a valid, fully funded and disbursed Transaction by a Co- branded Customer.

“COPPA” has the meaning provided in Section 10(b).

“Customer Fee” shall mean the service fee charged to Co-branded Customers for each Transaction.

“Co-branded Customer Information” has the meaning provided in Section 5(b).

“Links” has the meaning provided in Section 3(a).
“Marketing Amount” has the meaning provided in Section 12(f).
“Marketing Fund” has the meaning provided in Section 12(f).
“MoneyGram Content” has the meaning provided in Section 6(d).
“MoneyGram Customer” shall mean any customer that has made a transaction through the MoneyGram Site.
“MoneyGram Location” shall mean any location that serves as MoneyGram’s authorized agent and delegate, including any Agent Location.
“MoneyGram Services” has the meaning provided in Section 3(a).
“MoneyGram Site” has the meaning provided in the Recitals.
“MoneyGram Technology” has the meaning provided in Section 6(f).
“MTaaS Co-Branded Services” shall have the meaning provided in Section 3(b)(ii).
“MTaaS Co-Branded Site” has the meaning provided in the Recitals.

“Non-Transactional Emails” shall mean any emails to Co-branded Customers that do not relate to a specific Transaction initiated by the customer, including without limitation, any emails related to marketing, promotions or special offers.

“Offers” has the meaning provided in Section 4(b).

“Standard Service” shall mean MTaaS Co-Branded Services funded by a credit card or debit card approved by MoneyGram.

“Transaction” shall mean a transaction by a Co-branded Customer using the MTaaS Co-Branded Services.

“Transaction Amount” shall mean the amount in U.S. dollars transferred by a Co-branded Customer pursuant to a Transaction, excluding the amount of any Customer Fee.

[*] Please refer to footnote on page 1 of this Exhibit 10.1.

“Transactional Emails” shall mean emails related to a specific Transaction initiated by the customer (e.g., emails confirming the completion of a Transaction).

“URL” has the meaning provided in the Recitals.
“Walmart Commission” has the meaning provided in Section 12(a).
“Walmart Content” has the meaning provided in Section 6(c).
“Walmart Privacy Policy” has the meaning provided in Section 10(a).
“Walmart.com Site” has the meaning provided in the Recitals.
“Walmart Technology” has the meaning provided in Section 6(e).
3.    MTaaS Co-Branded Site; Links to the MTaaS Co-Branded Site.

(a)    In accordance with terms and conditions set forth in this Addendum, MoneyGram shall develop, host, maintain, and operate the MTaaS Co-Branded Site (the “MoneyGram Services”) that will be accessible to Walmart.com Site users through links on the Walmart.com Site (the “Links”).

(b)    MoneyGram shall:

(i)    provide products and services on the MTaaS Co-Branded Site that are mutually agreed upon by the Parties; provided, however, in the event Walmart requests certain products or services to be added on the MTaaS Co-Branded Site, MoneyGram shall promptly review and acknowledge receipt of any such request within thirty (30) business days, and following discussions with Walmart, the parties will cooperate in good faith to provide any such products or services on the MTaaS Co-Branded Site on a timely basis;

(ii)    notify Walmart in writing of any products and services that may be initiated at the MTaaS Co-Branded Site to any MoneyGram Location through the MTaaS Co-Branded Site, including without limitation, money transfer services (collectively, the “MTaaS Co-Branded Services”);

(iii)    provide customer service to users of the MTaaS Co-Branded Site 24 hours a day, 7 days a week, 365 days per year; and

(iv)    comply with the Service Level Agreement, Attachment I of the Agreement, and the Information Security Addendum, Attachment L of the Agreement. MoneyGram shall notify Walmart in writing (which in this case shall include email) of any material changes to the template for each type of Transactional Email prior to the implementation of such changes. MoneyGram may make changes to the MTaaS Co-Branded Site without Walmart’s prior written consent (i) to comply with any Applicable Law or maintain the security of the MTaaS Co-Branded Site, provided that if any such change is a material change, MoneyGram shall provide Walmart with prior written notice of such change and if prior notice of such change is not possible, then MoneyGram shall provide Walmart with written notice of such change as soon as reasonably possible, and (ii) if such changes are not material changes to the content or functionality of the MTaaS Co-Branded Site (e.g., changes to fix errors in copy or functionality). Notwithstanding the foregoing sentence, without the prior written notice from MoneyGram to Walmart, MoneyGram shall not make any material modifications to existing services or a product. However, no consent will be required by Walmart if MoneyGram stops offering or changes a service or product, in each case, if required by Applicable Law, subject to MoneyGram providing Walmart with prior written notification (unless prohibited by Applicable Law) of the date the service or product will be stopped or modified and the Applicable Law necessitating the cessation of or changes to the product or service.

[*] Please refer to footnote on page 1 of this Exhibit 10.1.

(c)    Walmart shall place an MTaaS Link or Links on the Walmart.com Site. Walmart shall have control of the Walmart.com Site and all content therein and may suspend or remove any Link or Links at any time in its reasonable discretion; provided that, the Parties agree that any such removal shall be deemed reasonable if made in response to MoneyGram’s breach of the Service Level Agreement applicable to the MTaaS Co-Branded Site. Notwithstanding the above, MoneyGram may request via written notice to Walmart that Walmart suspend or remove any Link or Links, if it reasonably believes that such Links violates MoneyGram policies and procedures that MoneyGram has previously provided to Walmart in writing, the MoneyGram branding or is in violation of this Agreement. Any written request from MoneyGram will specify with reasonable particularity the reason for MoneyGram’s request and shall identify measures that Walmart may take to remediate such alleged violation of MoneyGram policies and procedures, MoneyGram branding or this Agreement. All MoneyGram transactions shall be subject to MoneyGram’s compliance and privacy policies and procedures. Walmart may request that MoneyGram suspend the accessibility of the MTaaS Co-Branded Site and/or remove any content from the MTaaS Co-Branded Site at any time upon Walmart’s reasonable written request and MoneyGram shall suspend the accessibility of the MTaaS Co-Branded Site and/or remove such content as soon as reasonably possible, not to exceed five (5) business days from the receipt of such request; provided, however, that if MoneyGram is unable to suspend the accessibility of the MTaaS Co-Branded Site or remove content within five (5) business days of receipt of a request from Walmart, MoneyGram shall notify Walmart and shall use commercially reasonable efforts to suspend the accessibility of the MTaaS Co-Branded Site or remove such consent as soon as possible; further provided that, the Parties agree that any request by Walmart to suspend the accessibility of the MTaaS Co-Branded Site shall be deemed reasonable if made in response to MoneyGram’s breach. Nothing in this Addendum shall restrict Walmart from providing any product or service through the Walmart.com Site.

(d)    MoneyGram agrees that it shall be responsible for (i) hosting, operating, and maintaining the MTaaS Co-Branded Site; (ii) any MoneyGram Transactions taking place on the MTaaS Co-branded Site, (iii) any MoneyGram products and services on the MTaaS Co-Branded Site, (iv) posting on the MTaaS Co-Branded Site any notices or policies require to be posted on the MTaaS Co-Branded Site under any Applicable Law, (v) all costs associated with the MTaaS Co-Branded Site and the Co- Branded MTaaS Services and (vi) using commercially reasonable efforts to prevent fraudulent Transactions through the MTaaS Co-Branded Site, provided that all such efforts shall equal or exceed the efforts taken to prevent fraud on the MoneyGram Site. MoneyGram shall ensure the accuracy and appropriateness of materials posted on the MTaaS Co-Branded Site for MoneyGram transactions. Notwithstanding the foregoing, MoneyGram shall not be responsible for any Link or Links placed on the Walmart.com Site by Walmart pursuant to Section 3(c), or for the operation or maintenance of the Walmart.com Site.

(e)    MoneyGram will be solely responsible for all aspects of Transaction processing on the MTaaS Co-Branded Site, including without limitation, whether to complete any proposed Transaction placed by customers through the MTaaS Co-Branded Site. MoneyGram shall determine whether a proposed Transaction complies with Applicable Law and MoneyGram reserves the right to reject any Transaction that does not comply with any requirements that it periodically may establish for Transactions through the MoneyGram Site; provided that MoneyGram shall not require users of the MTaaS Co-Branded Site to comply with any additional requirements not applied by MoneyGram to users of the MoneyGram Site. Walmart shall have no liabilities or obligations with respect to the MoneyGram Services, MTaaS Co-Branded Services, MTaaS Co-Branded Site, MoneyGram Content or MoneyGram Technology.

(f)    MoneyGram shall be solely responsible for providing all customer support regarding the MTaaS Co-Branded Services and any products offered on the MTaaS Co-Branded Site that are MoneyGram properties. Walmart shall refer any customer inquiries regarding such products or services to the customer service area provided by MoneyGram and as specified on the MTaaS Co-Branded Site.

4.    MTaaS Co-Branded Services, Offers and Marketing to Customers

(a)    If a Co-branded Customer elects to use a MoneyGram Service, the pickup time for its recipients shall in no event be any longer than the pickup time for comparable money transfer services available through the MoneyGram Site or any third party co-branded site.

[*] Please refer to footnote on page 1 of this Exhibit 10.1.

(b)    Upon completion of any additional development necessary to accommodate the following, all rewards and value programs and special offers and promotions, including but not limited to the MoneyGram Plus Program (collectively, the “Offers”) which are offered by MoneyGram on the MoneyGram Site only for the same or similar products or services offered on the MTaaS Co-Branded Site may be offered through the MTaaS Co-Branded Site unless otherwise specified by Walmart. MoneyGram shall provide Walmart with prior written reasonable notice of any such Offers, and MoneyGram shall obtain Walmart’s written approval (which in this case may include email) for any Offer to be made through the MTaaS Co-Branded Site or to Co-branded Customers (as defined herein) prior to making such Offer available through the MTaaS Co-Branded Site or to Co-branded Customers. MoneyGram agrees to use commercially reasonable efforts to complete any development required to integrate the MoneyGram Plus program into the MTaaS Co-Branded Site.

(c)    Except as set forth in this Addendum, neither Party shall bid on keywords or phrases containing the other Party’s trademarks without the prior written agreement of the other Party. If either Party (the “Non-Bidding Party”) gives notice to the other Party (the “Bidding Party”), which notice may be by email, that the Bidding Party is bidding on such keywords or phrases containing the Non- Bidding Party’s trademarks, the Bidding Party will use commercially reasonable efforts to cancel such bids within three (3) business days. Notwithstanding the foregoing, all online marketing activities related to MTaaS Co-Branded Site will be jointly agreed upon and day-to-day execution of such marketing activities shall be jointly managed by Walmart and MoneyGram in consultation with each other; provided that all such online marketing activities related to the MTaaS Co-Branded Site, as well as the associated marketing budget, must be mutually agreed upon by the Parties in advance of such activities occurring. Walmart will use reasonable commercial efforts to drive traffic from the Walmart.com platform. Walmart may utilize a marketing pixel, a.k.a. page tag, on http://Walmart.moneygram.com to track traffic from Walmart.com.

(d)    Each Party may only promote and advertise the MTaaS Co-Branded Site as specifically approved in writing by the other Party (which may include email). MoneyGram may not provide any marketing materials, emails or other communications to Co-branded Customers for products or services not available through the MTaaS Co-Branded Site (unless such Co-branded Customers are already or become MoneyGram Customers). MoneyGram shall not send any Non-Transactional Emails to any Co-branded Customers (unless such Co-branded Customers are already or become MoneyGram Customers) without Walmart’s prior written consent (which may include email). For clarity, nothing in this Addendum shall be deemed to prohibit, delay or otherwise interfere with MoneyGram’s ability to communicate with MoneyGram Customers. Walmart shall not advertise a competing money transfer product, including but not limited to, Walmart2Walmart, on the MTaaS Co-Branded Site.

5.    Co-branded Customer Information and Privacy Policy.

(a)    MoneyGram shall post a privacy policy on the MTaaS Co-branded Site (the “Co-branded Privacy Policy”) and shall comply with the terms of such Co-branded Privacy Policy. MoneyGram and Walmart agree that Co-branded Customer Information shall only be used in accordance with the Co-branded Privacy Policy. MoneyGram shall notify Walmart of any changes to the Co-branded Privacy Policy via email.

(b)    “Co-branded Customer Information” means information provided by customers or otherwise collected by MoneyGram in connection with the MTaaS Co-branded Site. Co-branded Customer Information shall ordinarily include information such as sender and recipient names, sender phone number, postal address, and email address, and recipient phone number, state and country. MoneyGram may use, maintain and disclose Co-branded Customer Information only to perform the MTaaS Co-Branded Services and as otherwise specifically permitted by this Addendum.

(c)    The Parties recognize that the Co-branded Customers are customers of both Walmart and MoneyGram. To the extent permitted by Applicable Law and the Co-branded Privacy Policy, MoneyGram may share Co-branded Customer Information with Walmart from time to time. Walmart may use Co-branded Customer Information only as follows:

[*] Please refer to footnote on page 1 of this Exhibit 10.1.

1. to conduct internal statistical analyses on a personally identifiable bases;
2. to perform internal business modeling;
3. to add dimensionality to Walmart’s consumers and customer, including developing insights into consumer and customer behavior, consumer and customer needs and demographics and creating, maintaining and updating consumer and customer profiles; or
4. in compliance with Applicable Law.

6.    Walmart Content; MoneyGram Content; Licenses and Ownership.

(a)     As part of the MTaaS Service, MoneyGram shall provide Walmart with the capability, at Walmart’s election, to publish content on the MTaaS Co-Branded Site without MoneyGram’s pre-approval. Notwithstanding the above, Walmart shall not publish content that will directly or indirectly provide, sell, offer or permit any competitive services to the MoneyGram Services. Walmart shall be solely responsible for such content and the consequences of submitting and publishing such content on the MTaaS Co-Branded Site.

(b)    MoneyGram reserves the right, to immediately and without the express approval from Walmart and at its option, remove the content from the MTaaS Co-Branded Site if MoneyGram reasonably determines the content published by Walmart constitutes pornography or hate speech, violates Applicable Law or is obscene, reasonably tends to disparage or harm the MoneyGram brand, or if the content interferes with the proper operation of the money transfer service.

(c)    Walmart hereby grants to MoneyGram, for the term of this Addendum, a non-exclusive, royalty free, limited license, without the right to sublicense or assign, to utilize the Walmart trademarks, logos, name and other content specifically provided by Walmart for use on the MTaaS Co- branded Site pursuant to Section 6(a) above (collectively, “Walmart Content”). MoneyGram acknowledges and agrees that Walmart and its Affiliates shall retain all legal right, title and interest in and to the Walmart Content, and the Walmart Content is protected by patent, copyright and trademark laws. All goodwill associated with the use of the Walmart Content shall inure to Walmart. Except as expressly provided in this Addendum, Walmart Content may not be used, copied, reproduced, modified, published, uploaded, posted, transmitted, or distributed in any way.

(d)    MoneyGram hereby grants to Walmart for the term of this Addendum, a non-exclusive, royalty free, limited license, without the right to assign, to utilize MoneyGram’s trademarks, logos and name and other content specifically provided by MoneyGram for use on the MTaaS Co- branded Site (collectively, “MoneyGram Content”) in connection with the Links and any marketing or promotion of the MTaaS Co-Branded Site or the MTaaS Co-Branded Services. As between the Parties, MoneyGram shall own all MoneyGram Content. All goodwill associated with the use of the MoneyGram Content shall inure to MoneyGram. Except as expressly provided in this Addendum, MoneyGram Content may not be used, copied, reproduced, modified, published, uploaded, posted, transmitted, or distributed in any way.

(e)    Walmart and its Affiliates shall own exclusively: (i) any and all technology owned by Walmart or any of its Affiliates at the time that such technology is provided for use in establishing, developing or administering the MTaaS Co-Branded Site (the “Walmart Technology”); (ii) any and all changes or other modifications made by Walmart or any of its Affiliates to the Walmart Technology; and (iii) any and all new technology created by Walmart or any of its Affiliates in connection with establishing, developing or administering the MTaaS Co-Branded Site.

(f)    MoneyGram and its Affiliates shall own exclusively: (i) any and all technology owned by MoneyGram or any of its Affiliates at the time that such technology is used in establishing, developing or administering the MTaaS Co-Branded Site (the “MoneyGram Technology”); (ii) any and all changes or other modifications made by MoneyGram or any of its Affiliates to the MoneyGram Technology; and (iii) any and all new technology created by MoneyGram or any of its Affiliates in connection with establishing, developing or administering the MTaaS Co-Branded Site.

[*] Please refer to footnote on page 1 of this Exhibit 10.1.

7.    Joint Development.

The Parties shall not be obligated to jointly develop any technology in connection with the MTaaS Co-Branded Site and agree that the MTaaS Co-Branded Site is not jointly developed. If the Parties, in their sole discretion, determine to jointly develop technology, the Parties shall enter into a written agreement confirming the scope of such joint development efforts and the respective rights of the Parties in any jointly developed technology, including without limitation, ownership of the intellectual property in any ideas, technology, designs, know-how, or processes jointly developed. No Party shall file or attempt to file any application for a patent, or register or attempt to register any mark or copyright, or claim any proprietary right or interest in any jointly developed technology without the prior written approval of the all Parties involved in such joint development. For purposes of this Section, technology shall not be considered jointly developed unless all of the Parties that are involved in such joint development expressly agree in advance in writing that such technology will be jointly developed by them and the respective rights of the Parties in such jointly developed technology are set out in such agreement.

8.    [Reserved].

9.    Competitive Services Retained by Walmart.

Walmart makes no projections about the quantity of MoneyGram Services or MTaaS Co-Branded Services nor provides any minimum amount of business to MoneyGram under this Addendum, and MoneyGram may not rely in any way on any past or perceived projections or expectations of work from Walmart. Walmart shall not have any responsibility or liability in connection with any act or expenditure, including expenditures for equipment, materials, supplies, hiring or capital, by MoneyGram because of any actual or perceived projections or expectations as to work.

MoneyGram shall perform the MTaaS Co-Branded Services for Walmart on a non-exclusive basis. Nothing in this Addendum will limit Walmart’s right to (i) contract with other providers; or (ii) develop or acquire materials or develop or offer programs that are similar to, or competitive with, the MTaaS Co-Branded Services.

10.    Compliance With Policies, Rules and Regulations.

(a)    In addition to MoneyGram’s other compliance obligations set forth in this Addendum, in connection with the MTaaS Co-Branded Site, the MTaaS Co-Branded Services, the MoneyGram Services and this Addendum, MoneyGram shall comply with Walmart’s applicable privacy policies that are made available to MoneyGram at http://Walmart.comstores.com/9243.aspx (the “Walmart Privacy Policy”),unless such policies conflict with Applicable Law.

(b)    MoneyGram agrees to comply with all Applicable Law (both from the United States, as well as the rest of the world where applicable) to which it may be subject, including without limitation, laws concerning consumer data privacy, the transfer of funds, money order licensing, the prohibition of money laundering and laws otherwise related to the conduct of its business. In addition, MoneyGram agrees to act in compliance with (i) all applicable federal, state and local laws and regulations, including without limitation, the CAN-SPAM Act of 2003 (“CAN-SPAM”) and the Children’s Online Privacy and Protection Act of 1998 (“COPPA”) and (ii) all applicable industry standards concerning privacy, data protection, confidentiality of information security, including without limitation, the Payment Card Industry (PCI) Data Security Standard.

(c)    MoneyGram shall ensure that the MTaaS Co-Branded Site substantially complies with website accessibility standards set forth in Web Content Accessibility Guidelines (WCAG).

11.    Personnel.

(a)    MoneyGram shall, at MoneyGram’s expense, (i) obtain all necessary permits, documentation, registrations, certifications or licenses that may be required, including without limitation, visas and green cards or any other document required to legally reside and work in the country the services are being performed, and (ii) ensu

[*] Please refer to footnote on page 1 of this Exhibit 10.1.

re that all MoneyGram personnel and approved subcontract personnel will be properly registered, documented, licensed and/or certified.

(b)    Walmart acknowledges that, for some MoneyGram Services MoneyGram may desire to contract with subcontractors. Prior to performing any MoneyGram Services, each subcontractor will execute a written agreement with MoneyGram containing confidentiality protections at least as protective as those in this Addendum. MoneyGram will (i) assure that any subcontractor complies with the requirements imposed upon MoneyGram pursuant to this Addendum to the extent that the subcontractor performs MoneyGram Services or MTaaS Co-Branded Services on behalf of MoneyGram, and (ii) remain primarily liable for such MoneyGram Services or MTaaS Co-Branded Services performed by the subcontractor and for any act or omission of the subcontractor.

12.    Payment, Taxes and Reporting.

(a)    In exchange for placing the Links on the Walmart.com Site and any other actions taken by Walmart pursuant to this Addendum, MoneyGram will pay Walmart a commission for each Completed Transaction by a Co-branded Customer (the “Walmart Commission”) as follows: [*]. In the event Walmart is able to assume full responsibility for funding and payment authentication/authorization, the Walmart Commission under this Section for each Completed Transaction by a Co-branded Customer shall be [*].

(b)    If any Transaction is subsequently canceled for any reason (including without limitation for fraud, insufficient funds or cancellation by customer) and no fees are received or retained (as applicable) by MoneyGram from the customer, no Walmart Commission shall be payable thereon, provided that such cancellation must occur within 30 (thirty) days of the date that the Transaction is fully funded. To the extent MoneyGram has paid any Walmart Commission on any Transaction that is later canceled pursuant to the timeframe set forth in the foregoing sentence, MoneyGram shall deduct the amount of Walmart Commission applicable to such cancelled Transaction from Walmart Commission payments subsequently payable to Walmart, and will provide Walmart with reporting evidencing all such cancelled Transactions as part of the Commission Report (as defined below). If the amount of such payments is not sufficient to cover the refund of the applicable Walmart Commission, Walmart shall pay MoneyGram the deficiency.

(c)    Within fifteen (15) days after the end of each calendar month, MoneyGram shall pay to Walmart the Walmart Commission due for such calendar month at the account designated by Walmart. Such payments shall be made to Walmart by MoneyGram’s initiation of an Automated Clearing House (ACH) credit to Walmart at the bank accounts provided in writing by Walmart to MoneyGram.

(d)    If MoneyGram is required to pay or collect any federal, state, local, value-added, goods- and-services or any other similar taxes or duties related to or arising from the MTaaS Co-Branded Services or MoneyGram Services provided under this Addendum, MoneyGram shall be solely responsible for such taxes and/or duties and MoneyGram shall pay all such taxes when due; provided, however, that MoneyGram shall not be required to pay any taxes based on Walmart’s net income.

(e)    MoneyGram will calculate the amount of Walmart Commissions earned during each calendar month, and will deliver with each payment of Walmart Commission a commission calculation report (the “Commission Report”) which shall describe the calculation of the Walmart Commission for the calendar month and include the information set forth in Section 6 of Exhibit A. In addition, MoneyGram shall provide Walmart with the information set forth in Section 6 of Exhibit A on a daily, weekly and monthly basis in the format specified by Walmart by email.

(f)    During the term of this Addendum, each Party shall allocate an amount equal to [*] (the “Marketing Amount”) [*] for placement in a marketing fund for the promotion of the MTaaS Co-Branded Site (the “Marketing Fund”). For example, if [*], each Party shall be required to place [*] in the Marketing Fund. The funds shall be used as mutually agreed by the Parties for the promotion and marketing of the MTaaS Co-Branded Site and MTaaS Co-Branded Services.  Day-to-day execution of marketing activities funded by Marketing Fund shall be jointly manage

[*] Please refer to footnote on page 1 of this Exhibit 10.1.

d by Walmart and MoneyGram in consultation with each other. Within fifteen (15) days after the end of each calendar month, MoneyGram shall allocate the Marketing Amount for Transactions completed in such calendar month to the Marketing Fund. MoneyGram shall provide Walmart with reports in accordance with Section 6 of Exhibit A attached titled, “Reporting and Payment.” If any amounts remain in the Marketing Fund upon termination or expiration of this Addendum, MoneyGram shall transfer such amount to Walmart on the effective date of termination or expiration.

13.    Term and Termination.

(a)    Subject to the termination rights specified below, this Addendum shall become effective as of the Effective Date and shall continue until the expiration or termination of the Agreement.

(b)    If a Party breaches any provision of this Addendum and fails to remedy such breach within thirty (30) days of receipt of written notice from the non-breaching party, the non-breaching party may terminate this Addendum upon written notice. Termination of this Addendum under this Section shall not result in the termination of the Agreement, and does not limit either Party from pursuing any other remedies available to such Party, including, but not limited to, injunctive relief.

(c)    All provisions of this Addendum whose meaning requires them to survive shall survive the expiration or termination of this Addendum.

(d)    Upon termination of this Addendum for any reason, MoneyGram shall pay Walmart all Walmart Commissions for Transactions occurring prior to termination. Upon the effective date of any termination, MoneyGram shall immediately cease all use of Walmart Content. MoneyGram may continue to provide services to Co-branded Customers through the MoneyGram Website, provided that MoneyGram shall (i) send an email (pre-approved by Walmart in writing), to Co-branded Customers explaining the termination of the MTaaS Co-Branded Site and (ii) take such other actions reasonably requested by Walmart with respect to such transition. Except for this email, MoneyGram shall not market MoneyGram Services to Co-branded Customers; provided, however, that the foregoing is not intended to limit MoneyGram’s rights in any way to market to MoneyGram Customers.

[*] Please refer to footnote on page 1 of this Exhibit 10.1.

EXHIBIT A SPECIFICATIONS

HIGH LEVEL REQUIREMENTS

SITE AND USER EXPERIENCE

1.
Functionality and Services - In general, the functionality provided on the existing MoneyGram Site should be provided by MoneyGram on the MTaaS Co-Branded Site, including, without limitation, the flow for money transfers as well as the customer account interface.

a.	MoneyGram shall provide the flexibility to turn off certain services available on the MTaaS Co- Branded Site so that Walmart has the discretion to not offer certain services provided by MoneyGram.

b.	The MTaaS Co-Branded Site shall contain functionality for a Walmart agent locator, a unique agent ID, an online Customer Fee estimator, and unique program terms and conditions specified by Walmart.

c.
The ACH Service Transactions may only be funded through the customer’s use of the customer’s bank account and shall be an ACH transaction. The recipient of the ACH Service may pick up their funds at a MoneyGram Location after the reference number has been generated by MoneyGram.

d.	The Standard Service Transactions may only be funded by a credit card or debit card.
The recipient of a Standard Service Transaction may pick up their funds at a MoneyGram Location after the reference number has been generated by MoneyGram.

2.    MTaaS Co-Branded Site Experience

a.
MoneyGram shall develop the MTaaS Co-branded Site in accordance with the style guides provided by Walmart. Walmart’s co-branding guidelines require the MTaaS Co-Branded Site experience to mirror the look and feel of the Walmart brand in terms of color palettes, buttons, fonts etc. in the overall customer experience. The exact requirements of co- branding will be determined by taking into account Walmart co-branding guidelines as well as resource/technology constraints at MoneyGram’s end to support co-branding and the time to market.

b.
Customers shall also be permitted to navigate to the MTaaS Co-Branded Site independent of the Walmart.com Site (e.g. via search engines, typing in the URL of the website in the browser or via marketing/customer support emails).

c.
While on the MTaaS Co-Branded Site, all pages/links within the flow will be co-branded, unless the customer specifically clicks on an external link. For example, links like “help” and “privacy policy” will also be co-branded. No other external links will be placed on the MTaaS Co-Branded Site unless mutually agreed between the Parties or unless required by Applicable Law.

d
A prominent link and/or a design that redirects the consumer to the Walmart MoneyCenter will be included on the MTaaS Co-Branded Site as determined by Walmart. The terms and conditions, and disclaimers on the MTaaS Co-branded Site shall be approved by Walmart in writing prior to any posting to the MTaaS Co-Branded Site.

e.	[Reserved].

f.
MoneyGram will track site metrics for the MTaaS Co-Branded Site requested by Walmart using industry standard site analytics tools and share those with Walmart in the format requested by Walmart; provided, however, that it is in a format that is supported by MoneyGram.

[*] Please refer to footnote on page 1 of this Exhibit 10.1.

3.    [Reserved].

4.
Domain Requirements - In keeping with the Walmart Information Security policy, the domain of the customer facing MTaaS Co-Branded Site will be Walmart.com. For example, the URL of the MTaaS Co-Branded Site could be xxx.XYZ.Walmart.com which will be the URL that customers will access online. MoneyGram will host the MTaaS Co-Branded Site on its infrastructure, which implies that it will have a different URL such as www.ZZZ.moneygram.com. The URL redirect from www.ZZZ.moneygram.com to the www.XYZ.Walmart.com will be accomplished in the following way: the Walmart technology team will provide appropriate SSL certificates to the MoneyGram technology team.

5.
Language Support - The MTaaS Co-Branded Site should support multiple languages on par with the languages supported on the MoneyGram Site. If additional languages are supported on the MoneyGram Site after the Launch Date, such languages shall be supported on the MTaaS Co-Branded Site.

REPORTING AND PAYMENT

6.
Reporting - MoneyGram will provide Walmart with certain reporting relating to the Transactions. Such reporting shall be provided in excel format via email to a predefined distribution list. MoneyGram shall provide Walmart with the following reporting based on the applicable frequency noted:

Reports to be provided on a weekly basis:

•Total Transaction Amounts (as defined in the Agreement) of Transactions
•Total number of Transactions
•Estimated total Walmart Commission as a dollar value
•Total number of user visits to MTaaS Co-Branded Site
•Percentage of customer visits to the MTaaS Co-Branded Site that performed Transactions
•Percentage of Transactions by tender type (e.g., ACH, credit, debit)
•Average Transaction Amount as a dollar value
•The Parties agree to key conversion rates eg. % of sign-up, % of send successfully any other key reports and metrics that the Parties agree.
Reports to be provided on a monthly basis (based on a calendar month):

•Monthly scorecard & actual commission reports
•Average Customer Fee for each Transaction on the MTaaS Co-Branded Site as a dollar value volume, if applicable
•Total Customer Fees as a dollar value
•The number of cancelled Transactions, the dollar amount of cancelled Transactions, any amounts deducted from Walmart Commissions due to cancelled Transactions and the reason for such cancellations
•Date and analytics on traffic on the MTaaS Co-Branded Site.
7.    [Reserved].

[*] Please refer to footnote on page 1 of this Exhibit 10.1.

8.	Payment - MoneyGram shall accurately track the Walmart Commission due to Walmart for each Transaction.

MARKETING

9.
Loyalty Program. MoneyGram will not automatically enroll Co-Branded Customers or promote any MoneyGram loyalty program on the MTaaS Co-Branded Site unless agreed to in writing by Walmart. If MoneyGram has or adds a loyalty program to its own platform, this feature should be suppressed on the MTaaS Co-Branded Site.

10.
The MTaaS Co-branded Site will automatically opt customers into specific marketing or communications for MTaaS Co-Branded Services only that are sent via email and in compliance with the Co-branded Privacy Policy, allowing customers to opt-out via unsubscribe links or notification management. MoneyGram shall not send any communications to customers on MTaaS Co-Branded Site unless agreed to in writing by Walmart.

CUSTOMER SERVICE

11.
Customer Service - MoneyGram will offer the full range of customer service for the MTaaS Co-Branded Site in line with the MoneyGram Site including service levels at least as favorable as those offered to users of the MoneyGram Site. MoneyGram shall provide customer call center support as specified in Attachment I of the Agreement.

12.
Customer Emails - All email communications to Co-branded Customers should be co-branded. All links within the emails should direct customers back to the MTaaS Co-Branded Site. No links to the MoneyGram Site shall be contained in any email communications to any Co-branded Customer.

[*] Please refer to footnote on page 1 of this Exhibit 10.1.